UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 15, 2012
 Date of Report (Date of earliest event reported)

S&W SEED COMPANY
(Exact Name of Company as Specified in Its Charter)

Nevada	001-347129	27-1275784
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

25552 South Butte Avenue
Five Points, CA    93624
(Address of Principal Executive Offices Including Zip Code)

(559) 884-2535
(Company's Telephone Number, Including Area Code)

       Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On October 15, 2012, the Company and Danielson B. Gardner entered into a three-year employment agreement under the terms of which Mr. Gardner was designated the Company's Vice President and Director of Plant Breeding, which subsequently has been changed to Vice President of Breeding and Genetics. Under the terms of the employment agreement, Mr. Gardner will be paid an annual salary of $175,000. He also will be eligible to receive bonus compensation from time to time in acknowledgment of his and the Company's achievements and efforts. Such bonuses, if any, will be in payable solely in the Compensation Committee's discretion. He also will be eligible to participate in the Company's equity incentive plans as in effect from time to time and will receive the package of benefits generally available to the Company's employees.

In the event Mr. Gardner's employment with the Company terminates without cause, he will be entitled to 12 months of his then-current base salary, payable on the date of termination. Mr. Gardner's employment is terminated without cause prior October 15, 2014, all of his then outstanding stock option grants and other equity awards will vest in full and be non-forfeitable as of the termination date. In the event of a change in control (as defined in the employment agreement) and provided that Mr. Gardner is not offered a comparable position by the surviving corporation (as defined in the employment agreement), he will be entitled to receive a cash severance payment equal to 12 months of his then-current base salary. In addition, all of his then-outstanding stock option grants and other equity awards will vest in full and be non-forfeitable immediately before the date of the change in control or termination date. If Mr. Gardner is terminated for cause, all further payments of compensation and vesting of his equity awards will terminate immediately. In the event of termination for any other reason, Mr. Gardner will be paid any accrued and unpaid base salary up to the date of termination and to receive the benefits or compensation due to him under the terms of any employee benefit and compensation agreements or plans and under which he has a vested right (including any right that vests in connection the termination of his employment), and rights to indemnification.

The employment agreement also provides customary non-disclosure and trade secrets protection.

The foregoing description is not intended to be a complete summary of the terms and conditions of the Employment Agreement and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto.

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Item 8.01.    Other Events.

Appointment of Danielson B. Gardner as Vice President of Breeding and Genetics

As disclosed in Item 1.01 above, the Company has appointed Danielson B. Gardner as its Vice President of Breeding and Genetics under a three-year employment agreement. For 18 years prior to joining S&W, he served in various positions in breeding and internationaal sales at Dairyland Seed Co., a Dow AgroSciences subsidiary. His most recent position at Dairyland was International Distribution Manager. In that capacity, Mr. Gardner was tasked with increasing sales of Dairyland Seed's non-dormant alfalfa varieties in California, Saudi Arabia, Morocco, South Africa, Mexico, Argentina, and France. At the same time, Mr. Gardner was the Alfalfa Breeding Leader and Field Station Leader for a multiple location team of breeders with testing locations in both North and South America. During his years as an alfalfa seed breeder, Mr. Gardner was responsible for Dairyland releasing 12 certified non-dormant and semi-dormant varieties plus the first "four" semi-dormant hybrids and the only non-dormant hybrid alfalfa in the world. Mr. Gardner has a B.S. degree in Genetics from the University of California at Davis and later graduated from the UC Davis Plant Breeding Academy. He currently sits on the board of the California Seed Association.

Press Release

On October 15, 2012, the Company issued a press release entitled "Dan Gardner Joins S&W as Vice President of Breeding and Genetics." The text of the press release is furnished as Exhibit 99.1 hereto. The information in this Form 8-K and the exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that Section, or incorporated by reference into any of the Registrant's filings under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01.    Financial Statements and Exhibits.
Exhibit	Description
10.1	Employment Agreement dated October 15, 2012 by and between the Registrant and Danielson B. Gardner
99.1	Press Release of S&W Seed Company dated October 15, 2012 (1)

(1) This exhibit is intended to be furnished and shall not be deemed "filed" for purposes of the Securities Exchange Act of 1934, as amended.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

S&W SEED COMPANY

By: /s/ Matthew K. Szot

Matthew K. Szot
Senior Vice President Finance and Chief Financial Officer

Date: October 19, 2012

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